SUB-ITEM 77-E   LEGAL
PROCEEDINGS
Since October 2003, Federated
and related entities
(collectively, "Federated")
and various
Federated-sponsored mutual
funds (Funds) have been named
as defendants in several class
action
lawsuits now pending in the
 United States District Court
for the District of Maryland.
The lawsuits were
purportedly filed on behalf
of people who purchased, owned
and/or redeemed shares of certain Funds
during specified periods
beginning November 1, 1998.
The suits are generally similar
in alleging that
Federated engaged in illegal
and improper trading practices
 including market timing and
late trading in
concert with certain institutional
traders, which allegedly caused
 financial injury to the mutual
fund
shareholders. Federated without
 admitting the validity of any
claim has reached a preliminary
settlement
with the Plaintiffs in these
cases. Any settlement would have
to be approved by the Court.
     Federated entities have also
been named as defendants in several
additional lawsuits that are now
pending in the United States
District Court for the Western
 District of Pennsylvania. These
 lawsuits have
been consolidated into a single
action alleging excessive advisory
fees involving one of the Funds.
     The Board of the Funds
retained the law firm of Dickstein
Shapiro LLP to represent the Funds in
each of the lawsuits described in
the preceding two paragraphs.
Federated and the Funds, and their
respective counsel, have been
defending this litigation, and
none of the Funds remains a defendant in any of the lawsuits. Additional lawsuits based upon similar allegations may be filed in the future. The potential impact of these lawsuits, all of which seek monetary damages, attorneys' fees and expenses, and future potential similar suits is uncertain. Although we do not believe that these lawsuits will have a material adverse effect on the Funds, there can be no assurance that these suits, ongoing adverse publicity and/or other developments resulting from the allegations in these matters will not result in increased redemptions, or reduced sales of shares of the Funds or other adverse consequences for the
Funds.